                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE



E*TRADE Media Contacts:
-----------------------
Kim Shepherd or Tim Ryan
The Dilenschneider Group
312/553-0700
kshepherd@dgi-chicago.com
tryan@dgi-chicago.com



                       E*TRADE TO ACQUIRE SHAREDATA, INC.

                EXPANDING PRESENCE IN CORPORATE SERVICES MARKET


PALO ALTO, CA, July 6, 1998 -- In order to expand its presence in the corporate marketplace, E*TRADE Group, Inc. (Nasdaq: EGRP), a leading branded provider of online investing services, announced today that it has signed an agreement to acquire ShareData, Inc., the leader in supplying stock plan knowledge-based software and expertise for pre-IPO and public companies worldwide.

     E*TRADE plans to account for the transaction as a pooling-of-interests. In the transaction, the securityholders of ShareData, Inc. will receive shares, or options to acquire shares, of E*TRADE common stock representing an aggregate of approximately three percent of the total number of shares of E*TRADE common stock outstanding on a fully diluted basis, after giving effect to the transaction. The acquisition is subject to certain conditions and is expected to close during the third quarter.

     "Strategically, we have identified corporate services as an ideal growth segment where we can bring a range of innovative services that efficiently and effectively leverage our all-electronic financial services model while diversifying the revenue stream," said Christos M. Cotsakos, President and Chief Executive Officer of E*TRADE Group, Inc. "ShareData is an exciting complement to our corporate services strategy which started with the purchase of OptionsLink, our electronic

                                    - more -

E*TRADE TO ACQUIRE SHAREDATA, INC./PAGE 2

system for stock option and stock purchase plan services and stock executions.

     "Together, ShareData and E*TRADE plan to go beyond what is currently available in the market to provide a completely integrated, and automated solution for stock plan management and company stock transaction capabilities to plan sponsors and their employees," Cotsakos added. "The profile of the optionees and stock plan participants in ShareData's customer base is similar to that of the typical E*TRADE customer and the combined advanced technological solutions of the two companies will offer them the ability to manage both their option and stock plan purchase plan accounts as well as their personal investment accounts through E*TRADE."

     ShareData currently serves more than 2,500 companies, ranging from Fortune 500 market leaders to private, emerging growth companies representing more than
2.5 million employee option holders who exercise roughly 1.9 billion stock options annually. ShareData's 1997 revenues were approximately $12 million. ShareData's flagship software, Equity Edge 2.0 and Options Online, its new intranet-based solutions for stock plan participants are an excellent fit with E*TRADE's all-electronic model.

     "Through its use of technology and innovation, E*TRADE helped establish an industry, just as we did in ours," said Cheryl Breetwor, Chief Executive Officer and co-founder of ShareData. "We are delighted to join E*TRADE and we share its vision to expand the limits of electronic commerce through the development of Internet-based technology for corporations and employees aimed at dramatically enhancing employee online access to stock plan services."

     "The acquisition of ShareData reinforces E*TRADE's strategy of moving beyond transaction fees to increase the numbers of ways in which we generate revenue," said Cotsakos. He added, "We will work with ShareData's more than 2,500 corporate customers to explore how we can leverage and build upon our technology-focused solutions to provide the additional value-added products and services to the

                                    - more -

E*TRADE TO ACQUIRE SHAREDATA, INC./PAGE 3

corporate market."

     Founded in 1983, ShareData is the leader in developing technology that provides business solutions and enables synergistic relationships between a company and its employees. For example, Options Online streamlines the entire stock option process, offloading routine tasks from stock plan professionals, while helping companies to promote this key benefit to their employees using their Intranet environment. With employees having direct access to stock option information, stock plan professionals can concentrate on strategic activities and companies can leverage new technologies to help employees attain better service and greater control of their financial information.

     "We are pleased that Cheryl Breetwor and her management team have agreed to remain with the company following the acquisition," said Cotsakos. "They have been on the leading edge in developing new technology to serve this market.
With the continuing use of company equity compensation as an integral part of overall corporate compensation plans, we see strong synergies going forward."

ABOUT SHAREDATA

     Headquartered in Santa Clara, California, ShareData is the global leader in supplying equity compensation software and services for pre-IPO and public companies. Its knowledge-based Equity Edge and Web-enabled Options Online product allows companies to easily automate the compliance and administration of stock plans. Customers can access ShareData at http://www.sharedata.com.

ABOUT E*TRADE

     A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options, and mutual funds order placement at low commission rates, along with a suite of value-added products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis,

                                    - more -

E*TRADE TO ACQUIRE SHAREDATA, INC./PAGE 4

news, and other information services.

     Customers can access E*TRADE at http://www.etrade.com on the Internet as
                                     ---------------------
well as through WebTV; via Prodigy; via AT&T Worldnet; via Microsoft Investor; by GO ETRADE on CompuServe; with the keyword ETRADE on America Online; via personal digital assistant; and via the TELE*MASTER interactive telephone system. E*TRADE Securities, Inc. and its parent company, E*TRADE Group, Inc., are headquartered in Palo Alto, California.

     E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.

     The uncertainties and risks include, but are not limited to, changes in market activity, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K and quarterly reports on Form 10-Q.


                                     # # #